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                                 EXHIBIT 99.2



Contact:    Timothy Mann, Jr.                  For Immediate Release
                                               ---------------------
            Chief Executive Officer
            Acsys, Inc.
            (404) 817-9440 Ext. 3320

            Brady W. Mullinax, Jr.
            Chief Financial Officer
            Acsys, Inc.
            (404) 817-9440 Ext. 3312


             ACSYS, INC. ANNOUNCES TRADING ON THE AMERICAN STOCK
                           EXCHANGE UNDER SYMBOL AYS

ATLANTA (September 7, 1999) - Acsys, Inc. (AMEX: AYS), a leading provider of specialty professional staffing services, announced that its Chairman, David C. Cooper today rang the opening bell for the American Stock Exchange (AMEX) to celebrate the Company's first day of trading on the AMEX.

          Mr. Cooper reiterated previous comments of Acsys' Chief Executive Officer, Timothy Mann, Jr., "We look forward to our stock trading on the AMEX and to developing a great relationship with AMEX."

          Acsys, Inc. is one of the leading specialty professional staffing firms in the U.S. Acsys currently operates over 40 offices, serving metropolitan markets across the United States with a more significant presence in the Eastern and Midwestern United States.

          Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; conditions in the specialty professional staffing industry; general economic conditions and other factors discussed from time to time in Acsys' filings with the Securities and Exchange Commission.

                                     -END-


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